Exhibit 99.1

FOR IMMEDIATE RELEASE

July 22, 2008

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Improved Credit Quality

LAFAYETTE, LOUISIANA – IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 121-year-old IBERIABANK (www.iberiabank.com) and Pulaski Bank and Trust Company (www.pulaskibank.com), announced earnings of $9.5 million for the quarter ended June 30, 2008, down 5% compared to the same period in 2007 and down 29% compared to the first quarter of 2008 (“linked quarter basis”). In the second quarter of 2008, the Company reported fully diluted earnings per share (“EPS”) of $0.74, down 4% compared to $0.78 in the same quarter of 2007, and down 29% on a linked quarter basis. The second quarter 2008 results included a negative impact associated with the acquisition of certain assets and liabilities of ANB Financial (“ANB”). ANB had a pre-tax $1.1 million negative impact in the second quarter of 2008, or $0.05 per share on an after-tax basis. Excluding the impact of ANB, the Company earned $10.2 million or $0.80 per share. The consensus analyst EPS estimate for the second quarter of 2008 for the Company was $0.84 as reported by First Call.

Daryl G. Byrd, President and Chief Executive Officer of the Company stated, “We are pleased to report a significant improvement in our credit quality, substantial liquidity, solid loan and deposit growth, and bolstered capital position. We believe we are uniquely well positioned for this current difficult banking environment.” Byrd continued, “We also believe our near term margin sacrifice will serve us very well in the second half of 2008 and thereafter.”

Highlights For The Quarter Ended June 30, 2008

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Asset Quality. Nonperforming Assets (“NPAs”) were $42 million at June 30, 2008, down $6 million, or 12% compared to March 31, 2008. The ratio of NPAs to total assets declined from 0.93% at March 31, 2008 to 0.79% at June 30, 2008. The Company recorded a loan loss provision of $1.5 million in the second quarter of 2008, down 43% on a linked quarter basis. The Pulaski residential builder portfolio declined $8 million, or 16%, to $45 million at June 30, 2008. During the second quarter of 2008, the Company sold approximately $3.9 million in troubled credits that resulted in a $0.5 million reduction in pre-tax income.

•

ANB Acquisition Completed. On May 9, 2008, the Company acquired certain assets and assumed the insured, non-brokered deposits of ANB in Fayetteville-Springdale-Rogers, Arkansas MSA market area. At June 30, 2008, the ANB deposits totaled $133 million and loans were $3 million serving clients through eight banking offices throughout Northwest Arkansas. The initial deposit run-off results were consistent with the Company’s pre-acquisition projections. The Company believes the deposit run-off has stabilized at the ANB franchise. Merger-related expenses negatively impacted the second quarter of 2008 EPS by three-and-a-half cents and the ongoing ANB operations tempered EPS by approximately $0.02 per share.

•

Loans and Deposits. Average loans increased $95 million, or 3%, on a linked quarter basis, and $116 million, or 3%, on a period-end basis compared to March 31, 2008. Average deposits increased $354 million, or 10%, on a linked quarter basis, and $225 million, or 6% on a period-end basis. The deposit growth was driven by a significant deposit campaign initiated late in the first quarter of 2008 and the ANB transaction completed in the second quarter of 2008. Approximately $752 million in time deposits are scheduled to mature over the next six months at a weighted average of rate of 4.12%.

•

Net Interest Margin. The tax equivalent net interest margin (“margin”) declined 15 basis points on a linked quarter basis, to 2.89%. Approximately eight basis points of the decline was due to the increase in excess cash emanating from the deposit campaign and five basis points were due to the ANB transaction.

•

Capital Strength. IBERIABANK issued and sold $25 million in subordinated debentures on July 21, 2008 at a rate of 3-month LIBOR plus 300 basis points and maturing in seven years. The subordinated debt qualifies as “tier 2 capital” under regulatory guidelines and is estimated to have only a modest negative impact on future earnings. At June 30, 2008, the Company reported a tier 1 leverage ratio of 7.24%, down 22 basis points compared to March 31, 2008, due to the ANB transaction. Similarly, the Company’s total risk based capital ratio declined by 24 basis points to 10.39% at June 30, 2008. The debt issuance is estimated to increase the pro forma June 30, 2008 total risk based capital ratio by approximately 78 basis points at IBERIABANK (from 10.28% to 11.06%) and by 58 basis points at IBERIABANK Corporation (from 10.39% to 10.97%).

Balance Sheet And Yields

Since March 31, 2008, total assets climbed $192 million, or 4%, to $5.3 billion at June 30, 2008. During this period, shareholders’ equity decreased $2 million, or less than 1%, to $510 million at June 30, 2008. Excess liquidity generated from deposit growth and the ANB transaction funded growth in investment securities, short-term investments, and loans during the second quarter of 2008.

The investment portfolio volume increased $92 million, or 11%, to $946 million at June 30, 2008 compared to March 31, 2008. The investment portfolio equated to 18% of total assets at June 30, 2008, compared to 17% at March 31, 2008. At June 30, 2008, the portfolio had a modified duration of 2.9 years, unchanged compared to March 31, 2008. The Company’s investment portfolio has very limited extension risk. Based on current projected speeds and other assumptions, the portfolio is expected to generate approximately $292 million in cash flows, or about 31% of the portfolio, over the next 18 months. The portfolio had an unrealized loss of approximately $2 million at June 30, 2008, compared to an unrealized gain of $14 million at March 31, 2008. The average yield on investment securities decreased 11 basis points on a linked quarter basis, to 5.07% in the second quarter of 2008. The Company holds in its investment portfolio primarily agency and municipal securities. The Company holds no equity securities (including Freddie Mac and Fannie Mae preferred stock), corporate bonds, trust preferred securities, collateralized debt obligations (“CDOs”), collateralized loan obligations (“CLOs”), hedge fund investments, structured investment vehicles (“SIVs”), and auction rate securities in its investment portfolio.

Period-End Loan Volumes ($ in Millions)

Loans	IBERIABANK				Pulaski
	3/31/07	12/31/07	3/31/08	6/30/08	Acq. 2/1/07	12/31/07	3/31/08	6/30/08	Since Acq.
Commercial	$1,229	$1,515	$1,534	$1,588	$447	$490	$494	$522	17%
Consumer	551	596	607	642	$240	253	220	231	-4%
Mortgage	491	511	503	493	$67	65	67	65	-3%

Total Loans	$2,271	$2,622	$2,644	$2,723	$754	$808	$781	$818	9%
Growth			1%	3%			-3%	5%

Average loans increased $95 million on a linked quarter basis, while on a period-end basis, total loans increased $116 million, or 3%, from March 31, 2008 to June 30, 2008. IBERIABANK experienced $79 million in loan growth, including $54 million in commercial loans, $31 million in home equity loans and lines, and $6 million in direct and indirect automobile, offset by a $9 million decline in mortgage loans. Pulaski reported a $37 million increase in loans, including $28 million in commercial, $7 million in home equity loans and lines, and $4 million in credit card receivables.

The Pulaski builder construction portfolio continued to compress in the second quarter as homes were sold and loans were paid down. The total volume of this portfolio declined from $113 million prior to the Pulaski acquisition, to $87 million at acquisition in February 2007, to $53 million at March 31, 2008, and $45 million at June 30, 2008 (down 16% in the second quarter of 2008). The portfolio contains 176 completed houses ($30 million), 21 houses less than 100% completed ($3 million), 200 lot loans ($8 million), and only two development loans ($4 million). The average funded amount is approximately $169,000 per loan (down 3%). At June 30, 2008, Pulaski’s builder construction portfolio accounted for 5.5% of Pulaski’s loan portfolio (6.4% on March 31, 2008) and only 1.3% of the Company’s consolidated total loan portfolio (down from 1.6% on March 31, 2008). The Company’s construction and land development loan portfolio accounted for only 5.1% of total loans at June 30, 2008.

The builder construction loan portfolio in Northwest Arkansas and Memphis declined in the second quarter of 2008 despite continued softness in the spring home selling season. Current loans in this portfolio declined by $5 million, or 16% compared to March 31, 2008. Noncurrent loans declined by $1 million, or 8% over this period. At June 30, 2008, the Company had 36% of Pulaski’s builder loans on nonaccrual status. The Company believes the combination of reserves and accrued impairments are adequate to account for the current risk associated with the residential construction loan portfolio.

The Company’s commercial real estate (“CRE”) loan portfolio, excluding the Pulaski builder portfolio, is comprised of credits primarily in the Company’s banking markets. The average loan size in this portfolio is $473,000 and loans past due 30 days or more (including nonaccruing loans) equate to only 0.39% of the CRE loans outstanding excluding the Pulaski builder portfolio. Approximately 56% of the Company’s CRE portfolio is based in southern Louisiana, 19% in northern Louisiana, and 25% in Pulaski’s markets. Elevated energy prices provide support to many of the local economies in southern Louisiana, with additional incremental benefits in northwest Louisiana and central Arkansas. Approximately 55% of the Company’s CRE portfolio (including construction-related credits) is owner-occupied and 45% non-owner occupied. Non-owner occupied CRE loans equate to 166% of total risk based capital at June 30, 2008.

The Company’s consumer loan portfolio maintains exceptional asset quality. Based on the most recent evaluation of the consumer loan portfolio, the average credit score of the portfolio was 718. Loans past due 30 days or more in this portfolio were 1.45% at June 30, 2008. Home equity loans totaled $351 million with an average credit score of 725 and 0.77% past due 30 days or more. Home equity lines of credit totaled $135 million with an average credit score of 727 and 0.43% past due 30 days or more. By comparison, the American Bankers Association reported the nationwide past due statistics at March 31, 2008 were one-and-a-half times greater, at 1.1%. Approximately 61% of the Company’s total home equity portfolio is in Louisiana, 23% in Arkansas, and 12% in Oklahoma. Annualized net charge-offs in this portfolio were less than 0.02% of loans in the second quarter of 2008. The weighted average loan-to-value at origination for this portfolio over the last two-and-a-half years was 73%. Total consumer real estate loan production in the second quarter of 2008 was over 1,200 loans (up 51% on a linked quarter basis) totaling $89 million (up 68% on a linked quarter basis), had an average credit score of 751, and an average loan-to-value of 73%.

The indirect automobile portfolio totaled $248 million at June 30, 2008, up 3% compared to March 31, 2008. This portfolio had 0.75% in loans past due 30 days or more (including nonaccruing loans) at June 30, 2008, near the lowest levels over the last eight years. Annualized net charge-offs equated to 0.14% of loans in the second quarter of 2008, also near an eight year low. Approximately 79% of the indirect automobile portfolio is in the Acadiana region of Louisiana, which experiences one of the lowest unemployment rates in the nation.

At June 30, 2008, approximately 67% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 57%.

Approximately 76% of the Company’s time deposit base reprices within the next 12 months. The Company has historically been slightly liability sensitive, according to interest rate risk modeling. The rapid decline in short-term interest rates caused the Company’s interest rate risk position to become more asset sensitive over time. The Company’s interest rate risk modeling at June 30, 2008, indicated the Company is slightly asset sensitive over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to increase net interest income over 12 months by approximately 1.5%. Similarly, a 100 basis point decrease in interest rates is expected to decrease net interest income by approximately 1.4%. The influence of using forward curves at June 30, 2008 as the basis for projecting the interest rate environment would have no material impact on net interest income compared to the scenario of no change in interest rates.

On a linked quarter basis, the yield on average total loans decreased 49 basis points, to 6.03%. On this basis, the yields on commercial and consumer loans decreased 58 and 60 basis points, respectively, during the second quarter of 2008, while the yield on mortgage loans declined seven basis points.

Period-End Deposit Volumes ($ in Millions)

	IBERIABANK				Pulaski
					Acq.				Since
Deposits	3/31/07	12/31/07	3/31/08	6/30/08	2/1/07	12/31/07	3/31/08	6/30/08	Acq.
Noninterest	$355	$365	$376	$395	$96	$103	$102	$124	29%
NOW Accounts	657	643	623	623	193	185	196	195	1%
Savings/MMkt	594	598	693	800	176	168	193	239	36%
Time Deposits	853	895	999	977	539	528	630	684	27%

Total Deposits	$2,458	$2,501	$2,691	$2,795	$1,005	$984	$1,120	$1,242	24%
Growth			8%	4%			14%	11%

Total average deposits increased $354 million, or 10%, on a linked quarter basis. The Company initiated a deposit campaign late in the first quarter of 2008, resulting in substantial deposit growth. Between March 31, 2008 and June 30, 2008, total deposits grew $225 million of which $133 million, or 59%, was the result of the ANB transaction. During this period, deposits at IBERIABANK increased $104 million, or 4%, while Pulaski deposits increased $122 million, or 11%. The campaign had an eight-basis point estimated negative impact on the margin for the second quarter of 2008 until the funds are fully deployed in higher yielding earning assets.

On a linked quarter basis, average noninterest bearing deposits increased $39 million, or 9%, and interest bearing deposits increased $316 million, or 10%. The average interest rate of interest bearing deposits in the second quarter of 2008 was 3.01%, a decrease of 27 basis points on a linked quarter basis. The average interest rate of total interest bearing liabilities decreased 31 basis points during this period as the cost of short-term borrowings decreased 159 basis points and long-term borrowing costs declined 50 basis points.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	IBERIABANK					Pulaski Bank and Trust
	2Q07	3Q07	4Q07	1Q08	2Q08	2Q07	3Q07	4Q07	1Q08	2Q08
Earning Asset Yield	6.40%	6.50%	6.45%	6.11%	5.73%	6.79%	6.84%	6.84%	6.28%	5.69%
Cost Of Int-Bearing Liabs	3.55%	3.63%	3.52%	3.20%	2.93%	4.23%	4.24%	4.08%	3.81%	3.43%

Net Interest Spread	2.86%	2.87%	2.94%	2.91%	2.80%	2.56%	2.60%	2.76%	2.47%	2.26%
Net Interest Margin	3.35%	3.37%	3.43%	3.34%	3.22%	2.94%	2.99%	3.15%	2.86%	2.54%

Operating Results

Tax-equivalent net interest income decreased $0.3 million, or 1% on a linked quarter basis, driven by the 15 basis point decline in the margin. On a linked quarter basis, the average earning asset yield declined 44 basis points as short-term assets rapidly repriced downward due to Federal Reserve-induced interest rate cuts in early 2008. The decline in earning asset yield outpaced the 31 basis point decline in the cost of interest bearing liabilities, due to the lag in time deposit repricing until those time deposits mature.

Quarterly Repricing Schedule

$ In Millions; At June 30, 2008

	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09
Cash Equivalents	$238.2	$—	$—	$—	$—	$—
	0.46%	0.00%	0.00%	0.00%	0.00%	0.00%
Investments	$115.7	$81.1	$36.6	$44.4	$36.9	$35.0
	2.91%	4.03%	4.99%	4.87%	4.97%	4.86%
Loans	$1,390.3	$182.6	$162.0	$131.8	$95.5	$93.7
	4.78%	6.39%	6.69%	6.69%	6.83%	6.95%
Time Deposits	$402.0	$349.7	$372.0	$99.3	$111.1	$51.1
	4.26%	3.96%	3.91%	3.23%	3.97%	3.36%
Borrowed Funds	$188.5	$1.4	$5.8	$5.8	$57.3	$30.8
	2.28%	4.07%	4.85%	4.42%	4.81%	5.41%

The Company anticipates that its net interest margin may improve in future periods due to a combination of factors. First, the excess cash generated from the successful deposit campaign and the ANB transaction will be methodically redeployed into higher yielding assets consistent with the Company’s high quality standards. Second, the higher rate features associated with a portion of funds raised in the recent deposit campaign provide an opportunity to improve funding costs as those rates reset to prevailing market rates. Third, the Company has a significant volume of time deposits that are scheduled to mature over the next few quarters at rates well above current market levels. Finally, the Company initiated its annual home equity campaign in the first half of 2008 with promotional rates that will reprice beginning in the third quarter of 2008.

Noninterest income in the second quarter of 2008 decreased $3.6 million, or 14%, on a linked quarter basis. Two significant factors that influenced the reported decline were a $6.9 million gain of the sale of credit card receivables in the first quarter of 2008 and a $1.1 million loss on sales of troubled assets in the second quarter of 2008. In May 2008, the Company sold four non-builder related credits totaling $3.9 million, resulting in a $1.1 million loss recorded in the “Gain on Sale of Loans” line of the income statement. The Company had previously placed $0.6 million in reserves and discounts against these credits, which were released upon completion of the sales. As a result, the effect of the sales reduced noninterest income by $1.1 million and income before taxes by approximately $0.5 million. Excluding those two sale items, noninterest income was up $4.4 million, or 23% on a linked quarter basis, driven by income from mortgage, brokerage, service charges, and gains on the sale of investments.

The Company’s mortgage origination business remained brisk throughout the second quarter. Consistent with seasonal patterns, the Company originated $268 million in mortgage loans during the second quarter of 2008, up 8% on a linked quarter basis. Loan refinancing accounted for approximately 26% of mortgage loan originations in the second quarter of 2008 compared to 34% in the first quarter of 2008. The Company sold $267 million in mortgage loans to investors during this period, up 16%

compared to the first quarter of 2008, while sales margins expanded 20 basis points. Gains on sales of mortgage loans totaled $5.8 million in the second quarter of 2008, up 30% on a linked quarter basis. The mortgage pipeline totaled $70 million at June 30, 2008, down compared to $97 million at March 31, 2008.

Title insurance revenues totaled $5.5 million during the quarter, an increase of $1.0 million, or 21% on a linked quarter basis. The increase in title revenues was due in part to the full-quarter impact of the acquisition of American Abstract in Little Rock, Arkansas, consummated on March 2, 2008. Brokerage commissions totaled $1.7 million in the second quarter, up $0.4 million, or 30%, over this period. Service charges on deposit accounts improved $0.8 million, or 16%, on a linked quarter basis, due primarily to the acquired ANB deposits.

During the second quarter of 2008, the Company bought and sold approximately $21 million in investment securities. The purchases were collateralized mortgage obligations (“CMOs”), municipals, and mortgage backed securities, and the sales were agency and mortgage backed securities. The effect of the bond swap transaction was a $0.5 million gain on the sale of the securities, with no material change in projected income, average life, or yield of the investment portfolio.

Noninterest expense increased $3.5 million, or 9%, on a linked quarter basis. ANB and merger-related expenses accounted for $1.2 million, or one-third of the linked quarter expense growth. Salary and benefit costs increased $1.5 million, or 7%, due to the acquisitions and higher mortgage-related commissions. FDIC deposit insurance premiums increased $0.5 million, or 160%, on a linked quarter basis, as a result of the ANB transaction and the deposit campaign.

Net income in the second quarter of 2008 totaled $9.5 million, down 5% on a linked quarter basis. Return on average assets (“ROA”) was 0.73% for the second quarter of 2008. Return on average equity (“ROE”) was 7.45%, and return on average tangible equity was 15.70%. The Company believes earnings improvements over time will result as the excess cash generated from the deposit campaign and ANB transaction are fully deployed into higher yielding assets.

Asset Quality

The Company experienced continued strength in credit quality at the legacy IBERIABANK franchise and improvement in the acquired builder construction portfolio at the Pulaski franchise.

Summary Asset Quality Statistics

	IBERIABANK			Pulaski			IBERIABANK Corporation
($thousands)	4Q07	1Q08	2Q08	4Q07	1Q08	2Q08	4Q07	1Q08	2Q08
Nonaccruals	$3,545	$4,408	$6,295	$32,562	$29,698	$24,534	$36,107	$34,107	$30,829
OREO & Foreclosed	1,688	2,164	850	7,726	7,560	8,862	9,413	9,724	9,712
90+ Days Past Due	1,684	1,437	867	971	2,394	501	2,655	3,831	1,367

Nonperforming Assets	$6,917	$8,009	$8,012	$41,259	$39,652	$33,897	$48,175	$47,662	$41,908

NPAs/Assets	0.19%	0.22%	0.22%	3.14%	2.73%	2.12%	0.98%	0.93%	0.79%
NPAs/(Loans + OREO)	0.26%	0.30%	0.29%	5.06%	5.03%	4.10%	1.40%	1.39%	1.18%
LLR/Loans	0.93%	0.92%	0.92%	1.72%	1.89%	1.81%	1.12%	1.14%	1.12%
Net Charge-Offs/Loans	0.12%	0.10%	0.04%	0.14%	0.58%	0.35%	0.12%	0.21%	0.11%

NPAs declined $6 million, or 12% to $42 million at June 30, 2008, or 0.79% of total assets, down compared to 0.93% of total assets at March 31, 2008. Pulaski accounted for 81% of the NPAs at June 30, 2008. Loans past due 30 days or more (including nonaccruing loans) represented 1.38% of total loans at June 30, 2008, compared to 1.69% of total loans at March 31, 2008. While IBERIABANK experienced a decline in past dues, a more dramatic drop was exhibited at Pulaski, from 4.99% of loans at March 31, 2008 to 3.88% at June 30, 2008.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Oustanding

By Entity:	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08	6/30/08
IBERIABANK
30+ days past due	0.50%	0.32%	0.29%	0.45%	0.42%	0.32%
Non-accrual	0.14%	0.11%	0.12%	0.14%	0.17%	0.23%

Total Past Due	0.64%	0.42%	0.41%	0.58%	0.59%	0.55%

Pulaski
30+ days past due	1.07%	1.54%	1.51%	1.08%	1.45%	1.06%
Non-accrual	1.63%	1.48%	1.53%	3.85%	3.54%	2.82%

Total Past Due	2.70%	3.02%	3.04%	4.93%	4.99%	3.88%

Consolidated
30+ days past due	0.64%	0.62%	0.62%	0.61%	0.68%	0.51%
Non-accrual	0.51%	0.45%	0.49%	1.05%	1.01%	0.87%

Total Past Due	1.15%	1.07%	1.10%	1.66%	1.69%	1.38%

At June 30, 2008, the allowance for loan losses was 1.12%, compared to 1.14% at March 31, 2008. Loan loss reserve coverage of nonperforming loans and nonperforming assets at June 30, 2008 were 1.2 and 1.0 times, respectively, slightly above the ratios at March 31, 2008.

The Company reported net charge-offs of $1.0 million in the second quarter of 2008, down $0.8 million, or 45%, on a linked quarter basis. The ratio of net charge-offs to average loans was 0.11% in the second quarter of 2008, compared to 0.21% in the first quarter of 2008. The Company recorded a $1.5 million loan loss provision in the second quarter of 2008, down 43% from a $2.7 million provision in the first quarter of 2008. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio.

Capital Position

Period-end and average shareholders’ equity did not materially change on a linked quarter basis. The Company’s equity-to-assets ratio was 9.57% at June 30, 2008, compared to 9.97% at March 31, 2008. At June 30, 2008, book value was $39.49, down $0.27 per share, or 1%, compared to March 31, 2008. Similarly, tangible book value per share declined $0.31, or 2%, over that period to $19.27. Tier 1 leverage ratio was 7.24% at June 30, 2008, down 22 basis points compared to March 31, 2008. The total risk-based capital ratio was 10.39% at June 30, 2008, down 24 basis points compared to March 31, 2008. On July 21, 2008, the Company issued and sold $25 million in seven-year subordinated debentures at a rate of 3-month LIBOR plus 300 basis points. The debt qualifies as “tier 2” regulatory capital. On a pro forma basis on June 30, 2008, the debt would improve the total risk based capital ratios of IBERIABANK and the Company by 78 and 58 basis points, respectively.

On April 25, 2007, the Board of Directors of the Company authorized a share repurchase program of up to 300,000 shares of the Company’s outstanding common stock, or approximately 2.3% of total shares outstanding. Stock repurchases under this program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company. The timing of these repurchases will depend on market conditions and other requirements. The Company purchased no shares during the second quarter of 2008. Approximately 149,000 shares remain to be purchased under the current authorized program.

On June 17, 2008, the Company announced the declaration of a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.82%, based on the closing stock price of the Company’s common stock on July 21, 2008 of $48.31 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 14.4 times the current First Call average consensus analyst estimate of $3.36 per fully diluted EPS for 2008. This price also equates to 1.22 times June 30, 2008 book value per share of $39.49.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 157 combined offices, including 88 bank branch offices in Louisiana, Arkansas, and Tennessee, 33 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 36 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $620 million.

The following eleven investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	FTN Midwest Securities Corp.

•	Howe Barnes Hoefer & Arnett, Inc.

•	Janney Montgomery Scott

•	Keefe, Bruyette & Woods

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Tuesday, July 22, 2008, beginning at 3:00 p.m. Central Time by dialing 1-877-777-1968. The confirmation code for the call is 931310. A replay of the call will be available until midnight Central Time on July 29, 2008 by dialing 1-800-475-6701. The confirmation code for the replay is 931310. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, effect of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended June 30,			For The Quarter Ended March 31,
	2008	2007	% Change	2008	% Change
Income Data (in thousands):
Net Interest Income	$32,473	$30,664	6%	$32,826	(1)%
Net Interest Income (TE) (1)	33,692	31,883	6%	34,025	(1)%
Net Income	9,526	10,027	(5)%	13,355	(29)%

Per Share Data:
Net Income - Basic	$0.76	$0.80	(5)%	$1.08	(29)%
Net Income - Diluted	0.74	0.78	(4)%	1.05	(29)%

Book Value	39.49	36.64	8%	39.76	(1)%
Tangible Book Value (2)	19.27	16.81	15%	19.58	(2)%
Cash Dividends	0.34	0.34	—	0.34	—

Number of Shares Outstanding:
Basic Shares (Average)	12,504,549	12,456,110	0%	12,413,477	1%
Diluted Shares (Average)	12,824,304	12,914,251	(1)%	12,737,599	1%
Book Value Shares (Period End) (3)	12,903,682	12,884,113	0%	12,870,064	0%

Key Ratios: (4)
Return on Average Assets	0.73%	0.87%		1.08%
Return on Average Equity	7.45%	8.45%		10.46%
Return on Average Tangible Equity (2)	15.70%	19.34%		21.48%
Net Interest Margin (TE) (1)	2.89%	3.09%		3.04%
Efficiency Ratio	72.9%	73.7%		62.2%
Tangible Efficiency Ratio (TE) (1) (2)	69.9%	70.4%		59.7%
Average Loans to Average Deposits	88.5%	90.5%		94.7%
Nonperforming Assets to Total Assets (5)	0.79%	0.45%		0.93%
Allowance for Loan Losses to Loans	1.12%	1.19%		1.14%
Net Charge-offs to Average Loans	0.11%	0.04%		0.21%
Average Equity to Average Total Assets	9.86%	10.29%		10.28%
Tier 1 Leverage Ratio	7.24%	6.91%		7.46%
Dividend Payout Ratio	46.1%	43.7%		32.8%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	June 30,			March 31,	December 31,
BALANCE SHEET (End of Period)	2008	2007	% Change	2008	2007
ASSETS
Cash and Due From Banks	$197,133	$88,911	121.7%	$103,371	$93,263
Interest-bearing Deposits in Banks	42,713	54,540	(21.7)%	159,829	29,842

Total Cash and Equivalents	239,846	143,451	67.2%	263,200	123,105
Investment Securities Available for Sale	888,934	755,633	17.6%	795,834	745,383
Investment Securities Held to Maturity	56,903	61,179	(7.0)%	58,489	59,494

Total Investment Securities	945,837	816,812	15.8%	854,323	804,877
Mortgage Loans Held for Sale	76,189	97,358	(21.7)%	80,130	57,695
Loans, Net of Unearned Income	3,540,546	3,179,231	11.4%	3,424,545	3,430,039
Allowance for Loan Losses	(39,753)	(37,826)	5.1%	(39,203)	(38,285)

Loans, net	3,500,793	3,141,405	11.4%	3,385,342	3,391,754
Premises and Equipment	134,344	125,948	6.7%	121,087	122,452
Goodwill and Other Intangibles	260,937	255,538	2.1%	259,648	254,627
Mortgage Servicing Rights	18	27	(31.7)%	24	19
Other Assets	165,915	151,261	9.7%	168,538	162,429

Total Assets	$5,323,879	$4,731,800	12.5%	$5,132,292	$4,916,958

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$519,516	$458,113	13.4%	$478,133	$468,001
Interest-bearing Deposits	3,517,105	2,968,412	18.5%	3,333,028	3,016,827

Total Deposits	4,036,621	3,426,525	17.8%	3,811,161	3,484,828
Short-term Borrowings	7,000	349,799	(98.0)%	70,000	300,450
Securities Sold Under Agreements to Repurchase	114,481	117,323	(2.4)%	117,596	135,696
Long-term Debt	569,710	331,780	71.7%	560,558	457,624
Other Liabilities	86,533	34,252	152.6%	61,319	40,301

Total Liabilities	4,814,345	4,259,679	13.0%	4,620,634	4,418,899
Total Shareholders’ Equity	509,534	472,121	7.9%	511,658	498,059

Total Liabilities and Shareholders’ Equity	$5,323,879	$4,731,800	12.5%	$5,132,292	$4,916,958

	For The Three Months Ended June 30,			For The Six Months Ended June 30,
INCOME STATEMENT	2008	2007	% Change	2008	2007	% Change
Interest Income	$65,120	$65,816	(1.1)%	$132,430	$122,916	7.7%
Interest Expense	32,647	35,152	(7.1)%	67,131	64,761	3.7%

Net Interest Income	32,473	30,664	5.9%	65,299	58,155	12.3%
Provision for Loan Losses	1,537	(595)	358.1%	4,231	(384)	1202.0%

Net Interest Income After Provision for Loan Losses	30,936	31,259	(1.0)%	61,068	58,539	4.3%
Service Charges	5,935	5,025	18.1%	11,049	9,046	22.2%
ATM / Debit Card Fee Income	1,608	1,096	46.8%	3,015	2,070	45.7%
BOLI Proceeds and Cash Surrender Value Income	767	592	29.5%	1,509	2,088	(27.7)%
Gain on Sale of Loans, net	4,690	4,896	(4.2)%	16,037	7,703	108.2%
Gain on Sale of Investments, net	482	824	(41.5)%	605	835	(27.6)%
Title Revenue	5,472	5,824	(6.1)%	9,981	8,017	24.5%
Broker Commissions	1,682	1,387	21.2%	2,972	2,664	11.6%
Other Noninterest Income	2,047	2,167	(5.5)%	3,801	3,553	7.0%

Total Noninterest Income	22,683	21,811	4.0%	48,969	35,976	36.1%
Salaries and Employee Benefits	22,393	21,873	2.4%	43,311	39,370	10.0%
Occupancy and Equipment	5,617	5,272	6.6%	10,948	9,218	18.8%
Amortization of Acquisition Intangibles	575	673	(14.6)%	1,150	1,209	(4.9)%
Other Noninterest Expense	11,697	10,874	7.6%	21,670	17,992	20.4%

Total Noninterest Expense	40,282	38,692	4.1%	77,079	67,789	13.7%
Income Before Income Taxes	13,337	14,378	(7.2)%	32,958	26,726	23.3%
Income Taxes	3,811	4,351	(12.4)%	10,077	7,544	33.6%

Net Income	$9,526	$10,027	(5.0)%	$22,881	$19,182	19.3%

Earnings Per Share, diluted	$0.74	$0.78	(4.3)%	$1.79	$1.53	16.7%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
ASSETS
Cash and Due From Banks	$84,213	$83,926	$74,595	$71,339	$79,968
Interest-bearing Deposits in Banks	141,713	118,606	30,641	29,614	32,324
Investment Securities	896,585	841,266	822,913	829,472	824,705
Mortgage Loans Held for Sale	73,610	57,441	55,429	83,921	89,505
Loans, Net of Unearned Income	3,487,916	3,393,264	3,345,799	3,236,412	3,112,725
Allowance for Loan Losses	(39,531)	(37,542)	(35,668)	(37,932)	(38,421)
Other Assets	569,343	537,949	539,416	537,523	522,970

Total Assets	$5,213,849	$4,994,910	$4,833,125	$4,750,349	$4,623,776

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$482,845	$444,284	$454,587	$443,631	$448,652
Interest-bearing Deposits	3,456,278	3,140,505	3,023,649	2,986,487	2,989,449

Total Deposits	3,939,123	3,584,789	3,478,236	3,430,118	3,438,101
Short-term Borrowings	15,160	222,659	282,660	337,336	222,110
Securities Sold Under Agreements to Repurchase	114,636	120,003	121,203	117,123	123,116
Long-term Debt	573,563	507,099	417,595	351,484	331,561
Other Liabilities	57,298	46,753	41,961	37,275	33,181

Total Liabilities	4,699,780	4,481,303	4,341,655	4,273,336	4,148,069
Total Shareholders’ Equity	514,069	513,607	491,470	477,013	475,707

Total Liabilities and Shareholders’ Equity	$5,213,849	$4,994,910	$4,833,125	$4,750,349	$4,623,776

	2008		2007
INCOME STATEMENT	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

Interest Income	$65,120	$67,310	$69,981	$69,349	$65,816
Interest Expense	32,647	34,484	36,689	37,276	35,152

Net Interest Income	32,473	32,826	33,292	32,073	30,664
(Reversal of) Provision for Loan Losses	1,537	2,695	3,602	(1,693)	(595)

Net Interest Income After Provision for Loan Losses	30,936	30,131	29,690	33,766	31,259
Total Noninterest Income	22,683	26,286	20,291	20,327	21,811
Total Noninterest Expense	40,282	36,796	36,034	36,294	38,692

Income Before Income Taxes	13,337	19,621	13,947	17,799	14,378
Income Taxes	3,811	6,266	3,880	5,738	4,351

Net Income	$9,526	$13,355	$10,067	$12,061	$10,027

Earnings Per Share, basic	$0.76	$1.08	$0.81	$0.97	$0.80

Earnings Per Share, diluted	$0.74	$1.05	$0.79	$0.94	$0.78

Book Value Per Share	$39.49	$39.76	$38.99	$37.74	$36.64

Return on Average Assets	0.73%	1.08%	0.83%	1.01%	0.87%
Return on Average Equity	7.45%	10.46%	8.13%	10.03%	8.45%
Return on Average Tangible Equity	15.70%	21.48%	17.41%	22.17%	19.34%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	June 30,			March 31,	December 31,
LOANS RECEIVABLE	2008	2007	% Change	2008	2007
Residential Mortgage Loans:
Residential 1-4 Family	$500,329	$511,636	(2.2)%	$508,182	$515,912
Construction/ Owner Occupied	57,998	57,123	1.5%	61,067	60,558

Total Residential Mortgage Loans	558,327	568,759	(1.8)%	569,249	576,470
Commercial Loans:
Real Estate	1,449,844	1,229,037	18.0%	1,391,792	1,369,882
Business	659,854	573,133	15.1%	635,925	634,495

Total Commercial Loans	2,109,698	1,802,170	17.1%	2,027,717	2,004,377
Consumer Loans:
Indirect Automobile	248,172	235,006	5.6%	240,633	240,860
Home Equity	473,876	396,341	19.6%	435,669	424,716
Automobile	30,146	33,457	(9.9)%	31,251	32,134
Credit Card Loans	32,578	51,216	(36.4)%	29,014	58,790
Other	87,749	92,282	(4.9)%	91,012	92,692

Total Consumer Loans	872,521	808,302	7.9%	827,579	849,192

Total Loans Receivable	3,540,546	3,179,231	11.4%	3,424,545	3,430,039

Allowance for Loan Losses	(39,753)	(37,826)		(39,203)	(38,285)

Loans Receivable, Net	$3,500,793	$3,141,405		$3,385,342	$3,391,754

	June 30,			March 31,	December 31,
ASSET QUALITY DATA	2008	2007	% Change	2008	2007
Nonaccrual Loans	$30,829	$14,250	116.3%	$34,107	$36,107
Foreclosed Assets	$52	12	342.6%	19	25
Other Real Estate Owned	$9,660	4,254	127.1%	9,705	9,388
Accruing Loans More Than 90 Days Past Due	$1,367	2,584	(47.1)%	3,831	2,655

Total Nonperforming Assets	$41,908	$21,100	98.6%	$47,662	$48,175

Nonperforming Assets to Total Assets	0.79%	0.45%	76.5%	0.93%	0.98%
Nonperforming Assets to Total Loans and OREO	1.18%	0.66%	78.1%	1.39%	1.40%
Allowance for Loan Losses to Nonperforming Loans (1)	123.5%	224.7%	(45.1)%	103.3%	98.8%
Allowance for Loan Losses to Nonperforming Assets	94.9%	179.3%	(47.1)%	82.3%	79.5%
Allowance for Loan Losses to Total Loans	1.12%	1.19%	(5.6)%	1.14%	1.12%
Year to Date Charge-offs	$4,158	$1,816	129.0%	$2,332	$4,706
Year to Date Recoveries	$(1,395)	$(1,358)	2.7%	$(554)	$(2,799)

Year to Date Net Charge-offs	$2,763	$458	503.3%	$1,778	$1,907

Quarter to Date Net Charge-offs	$985	$294	235.0%	$1,778	$1,029

(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

	June 30,			March 31,	December 31,
DEPOSITS	2008	2007	% Change	2008	2007
Noninterest-bearing Demand Accounts	$519,516	$458,113	13.4%	$478,133	$468,001
NOW Accounts	817,474	834,336	(2.0)%	818,527	828,099
Savings and Money Market Accounts	1,038,965	773,124	34.4%	885,497	766,429
Certificates of Deposit	1,660,666	1,360,952	22.0%	1,629,004	1,422,299

Total Deposits	$4,036,621	$3,426,525	17.8%	$3,811,161	$3,484,828

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	June 30, 2008		March 31, 2008		June 30, 2007
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$563,072	5.87%	$575,096	5.94%	$569,351	5.85%
Commercial Loans (TE) (1)	2,075,062	5.64%	1,999,916	6.22%	1,751,960	6.91%
Consumer and Other Loans	849,782	7.07%	818,252	7.67%	791,414	7.59%

Total Loans	3,487,916	6.03%	3,393,264	6.52%	3,112,725	6.89%
Mortgage Loans Held for Sale	73,610	5.80%	57,441	5.55%	89,505	5.64%
Investment Securities (TE) (1)(2)	879,303	5.07%	821,032	5.18%	827,002	5.26%
Other Earning Assets	183,779	2.91%	159,952	3.70%	63,829	6.15%

Total Earning Assets	4,624,608	5.72%	4,431,689	6.16%	4,093,061	6.52%
Allowance for Loan Losses	(39,531)		(37,542)		(38,421)
Nonearning Assets	628,772		600,763		569,136

Total Assets	$5,213,849		$4,994,910		$4,623,776

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$826,131	1.47%	$849,280	1.88%	$845,560	2.62%
Savings and Money Market Accounts	969,195	2.32%	781,890	2.36%	770,496	2.79%
Certificates of Deposit	1,660,952	4.17%	1,509,335	4.54%	1,373,393	4.67%

Total Interest-bearing Deposits	3,456,278	3.01%	3,140,505	3.28%	2,989,449	3.60%
Short-term Borrowings	129,796	1.53%	342,662	3.12%	345,226	4.48%
Long-term Debt	573,563	4.33%	507,099	4.83%	331,561	5.23%

Total Interest-bearing Liabilities	4,159,637	3.15%	3,990,266	3.46%	3,666,236	3.83%
Noninterest-bearing Demand Deposits	482,845		444,284		448,652
Noninterest-bearing Liabilities	57,298		46,753		33,181

Total Liabilities	4,699,780		4,481,303		4,148,069
Shareholders’ Equity	514,069		513,607		475,707

Total Liabilities and Shareholders’ Equity	$5,213,849		$4,994,910		$4,623,776

Net Interest Spread	$32,473	2.57%	$32,826	2.70%	$30,664	2.69%
Tax-equivalent Benefit	1,219	0.10%	1,199	0.11%	1,219	0.12%
Net Interest Income (TE) / Net Interest Margin (TE)(1)	$33,692	2.89%	$34,025	3.04%	$31,883	3.09%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Year Ended
	June 30, 2008		June 30, 2007
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$569,084	5.91%	$554,126	5.81%
Commercial Loans (TE) (1)	2,037,489	5.93%	1,634,310	6.87%
Consumer and Other Loans	834,017	7.36%	743,489	7.59%

Total Loans	3,440,590	6.27%	2,931,925	6.85%
Mortgage Loans Held for Sale	65,525	5.69%	72,709	5.81%
Investment Securities (TE) (1)(2)	850,167	5.12%	793,388	5.19%
Other Earning Assets	171,866	3.28%	68,485	6.02%

Total Earning Assets	4,528,148	5.93%	3,866,507	6.47%
Allowance for Loan Losses	(38,537)		(36,702)
Nonearning Assets	614,769		521,816

Total Assets	$5,104,380		$4,351,621

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$837,705	1.68%	$816,732	2.65%
Savings and Money Market Accounts	$875,542	2.34%	736,393	2.76%
Certificates of Deposit	$1,585,143	4.35%	1,290,676	4.60%

Total Interest-bearing Deposits	3,298,390	3.14%	2,843,801	3.57%
Short-term Borrowings	236,229	2.68%	285,141	4.34%
Long-term Debt	540,331	4.57%	314,682	5.21%

Total Interest-bearing Liabilities	4,074,950	3.30%	3,443,624	3.78%
Noninterest-bearing Demand Deposits	463,565		429,320
Noninterest-bearing Liabilities	52,027		31,647

Total Liabilities	4,590,542		3,904,591
Shareholders’ Equity	513,838		447,030

Total Liabilities and Shareholders’ Equity	$5,104,380		$4,351,621

Net Interest Spread	$65,299	2.63%	$58,155	2.69%
Tax-equivalent Benefit	2,418	0.11%	2,328	0.12%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$67,717	2.96%	$60,483	3.11%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	6/30/2008	3/31/2008	6/30/2007
Net Interest Income	$32,473	$32,826	$30,664
Effect of Tax Benefit on Interest Income	1,219	1,199	1,219

Net Interest Income (TE) (1)	33,692	34,025	31,883

Noninterest Income	22,683	26,286	21,811
Effect of Tax Benefit on Noninterest Income	413	400	319

Noninterest Income (TE) (1)	23,096	26,686	22,130

Total Revenues (TE) (1)	$56,788	$60,711	$54,013

Total Noninterest Expense	$40,282	$36,796	$38,692
Less Intangible Amortization Expense	(575)	(575)	(673)

Tangible Operating Expense (2)	$39,707	$36,221	$38,019

Return on Average Equity	7.45%	10.46%	8.45%
Effect of Intangibles (2)	8.25%	11.02%	10.89%

Return on Average Tangible Equity (2)	15.70%	21.48%	19.34%

Efficiency Ratio	72.9%	62.2%	73.7%
Effect of Tax Benefit Related to Tax Exempt Income	(2.1)%	(1.6)%	(2.1)%

Efficiency Ratio (TE) (1)	70.9%	60.6%	71.6%
Effect of Amortization of Intangibles	(1.0)%	(0.9)%	(1.2)%

Tangible Efficiency Ratio (TE) (1) (2)	69.9%	59.7%	70.4%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.